NEWS RELEASE

For further information, contact:	W. Todd Zehnder, Vice President - Corporate Communications
(337) 232-7028, www.petroquest.com

PETROQUEST ENERGY UPDATES PRODUCTION GUIDANCE AND
OPERATING ACTIVITIES

LAFAYETTE, LA - April 4, 2006 - PetroQuest Energy, Inc. (NYSE: PQ) announced today that the Company is revising its first quarter production guidance to 62-65 Mmcfe per day from its previously issued guidance of 56-61 Mmcfe per day. This increase is due to better than expected production from all three of the Company’s operating basins, and especially strong results in the Gulf Coast Basin.

The Company is currently evaluating its previously released full year production estimates and expects to provide an update in conjunction with its first quarter earnings release.

The Company’s Denali prospect was drilled to total depth and has been determined to be commercially non-productive. The Company has a 10% working interest in this prospect.

Drilling continues on the Company’s Oakbourne prospect (20% working interest) and the well is expected to reach total depth within the next two weeks.

As previously announced, the Company’s Pelican Point prospect was drilled and is currently being completed in the Rob L objective. The well is expected to begin producing during the second quarter at a gross rate of approximately 10,000 to 15,000 Mcfe per day. PetroQuest has an approximate 18% NRI in the well.

Drilling continues in the Company’s Southeast Carthage Field and in the Arkoma Basin where the Company expects to spud its first operated test of the Woodford Shale within two weeks.

Management’s Comment
“We are excited about our current production levels which are at an all time high for PetroQuest. While the recently drilled Denali prospect was dry, it represented less than 2% of our planned 2006 capital budget. We look forward to continuing our active drilling program in our three operating basins and plan to continue growing our reserves and production during the year,” said Charles T. Goodson, Chairman, Chief Executive Officer and President.

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.